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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ X] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

GIPSON                               ROBERT               L.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
C/O INGALLS & SNYDER LLC
61 BROADWAY
--------------------------------------------------------------------------------
                                    (Street)
NEW YORK                             NY                  10006

--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

JETRONICS INDUSTRIES, INC.
JET
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

12/00
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [ X] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================



                                 6.
                                                                 4.
                  5.             Owner-
                                                                 Securities Acq
uired (A) or      Amount of      ship
                                                    3.           Disposed of (D
)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 a
nd 5)             Beneficially   Direct    Nature of
                                      2.            Code         --------------
----------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)
  (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount
  or     Price    (Instr. 3      (I)       Ownership

(Instr. 3)                            (mm/dd/yy)     Code     V
  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------
------------------------------------------------------



COMMON STOCK                         12/19/00        S                128,000
    D    1****    167,000         D

-------------------------------------------------------------------------------
-----------------------------------------------------
COMMON STOCK                         12/13/00        S                3439
 D      1****      0             I         ISVP***
------------------------------------------------------------------------------
-----------------------------------------------------
-------------------------------------------------------------------------------
-----------------------------------------------------

===============================================================================
=====================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                  Page 1 of 2_




FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================



                           9.        10.

                           Number    Owner-

                           of        ship
                    2.
                           Deriv-    of
                    Conver-                    5.
7.                         ative     Deriv-   11.
                    sion                       Number of
Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.
of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date
Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and
(Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date
----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)
          Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------
          or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-
          Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion
          of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date
Title     Shares  5)       4)        4)       4)
-------------------------------------------------------------------------------
-----------------------------------------------------



AA CVT.PREF.STOCK    1/1     12/19/00    S             16144  11/4/98  1/1/03
 COMMON ST.16144    1****     0        I    ISVP***
-------------------------------------------------------------------------------
-----------------------------------------------------


==============================================================================
======================================================

Explanation of Responses:

***Represents Gipson's economic interest in the AA Convertible Preferred Stock and Common Stock holdings of Ingalls & Snyder Value Partners L.P., ("ISVP"). Gipson is a General Partner of ISVP. ISVP sold 306493 shares of
AA preferred stock and 65286 shares of common stock. The AA preferred is convertible into Jetronic Industries common stock on a share for share basis. The changes in Gipson's indirect holdings are caused by changes in ISVP's ownership of Jetronic shares.

**** Total proceeds are $1.00


/s/ ROBERT L. GIPSON
ROBERT L. GIPSON
GENERAL PARTNER                                           01/17/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to ruke 101(b)(4) of Regulatiob S-T.


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